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                                                                 Exhibit (h)(18)

                              GOLDMAN SACHS TRUST

                           (Cash Management Shares)

                                 SERVICE PLAN

                                  May 1, 1998


     WHEREAS, Goldman Sachs Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the "Portfolios"), and each Portfolio investing in money market instruments may be divided into multiple separate classes including, in the case of certain Portfolios, the ILA Class, the ILA Administration Class, the ILA Service Class, the ILA Class B, the ILA Class C and the Cash Management Class;

     WHEREAS, the Trust, on behalf of shares of the Cash Management Class of each Portfolio that offers such shares, desires to adopt a Service Plan and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Service Plan will benefit the Trust and its shareholders; and

     WHEREAS, institutions (including Goldman, Sachs & Co.) ("Service Organizations") may act directly or indirectly as nominees and recordholders of shares of the Cash Management Shares for their respective customers who are or may become beneficial owners of such shares (the "Customers"), provide services to other Service Organizations intended to facilitate or improve a Service Organization's services to its Customers with respect to the Portfolios and/or perform certain account administration and shareholder liaison services with respect to the Customers pursuant to Agreements between the Trust, on behalf of the Cash Management Shares of each Portfolio, and such Service Organizations (the "Agreements").

     NOW, THEREFORE, the Trust, on behalf of the Cash Management Shares of each Portfolio, hereby adopts this Service Plan (the "Plan") on the following terms and conditions:

     1. (a) The Trust, on behalf of the Cash Management Shares of each Portfolio, is authorized to pay each Service Organization the monthly or quarterly fee specified in the Agreement with such Service Organization, for (1) administration services and (2)
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personal and account maintenance services performed and expenses incurred by the
Service Organization in connection with such Portfolio's Cash Management Shares. The fee paid for such services during any one year shall not exceed .50% of the average daily net asset value of the shares of the Cash Management Class of such Portfolio which are owned beneficially by the Customers of such Service Organization during such period; provided, however, that the fee paid for personal and account maintenance services and expenses shall not exceed .25% of the average daily net asset value of the shares of the Cash Management Class of such Portfolio which are owned beneficially by the Customers of such Service Organization during such period.

          (b) Administration services and expenses for which a Service Organization may be compensated or reimbursed under this Plan include, without limitation: (i) acting, or arranging for another party to act, as recordholder and nominee of all shares of the Cash Management Class beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to shares of the Cash Management Class owned by Customers; (iii) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange shares of the Cash Management Class; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of such shares of the Cash Management Class; (v) providing services to Customers intended to facilitate or improve their understanding of the benefits and risks of a Portfolio; (vi) facilitating the inclusion of a Portfolio in investment, retirement, asset allocation, cash management or sweep accounts or similar products or services offered to Customers by or through Service Organizations;
(vii) facilitating electronic or computer trading and/or processing in a Portfolio or providing electronic, computer or other database information regarding a Portfolio to Customers; (viii) developing, maintaining and supporting systems necessary to support accounts for Cash Management Shares; and
(ix) performing any other services which do not constitute "personal and account maintenance services" within the meaning of the National Association of Securities Dealers, Inc.'s Conduct Rules.

          (c) Personal and account maintenance services and expenses for which a Service Organization may be compensated under this Plan include, without limitation, (i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Portfolio; (ii) acting as liaison between Customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems; (iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (iv) responding to investor requests for prospectuses; (v) displaying and making prospectuses available on the Service
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Organization's premises; and (vi) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Service Organization.

          (d) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Portfolio in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by the National Association of Securities Dealers, Inc.'s Conduct Rules. No Portfolio may compensate a Service Organization for services provided with respect to another Portfolio.

     2. This Plan shall not take effect as to any Portfolio until the Plan, together with any related agreements, has been approved for such Portfolio by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     3. This Plan shall remain in effect until April 30, 1999 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.

     4. The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and this Plan.

     5. This Plan may be terminated as to the Cash Management Class of any Portfolio at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the Cash Management Class of such Portfolio.

     6. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof with respect to a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Cash Management Class of such Portfolio, except to the extent that the approval of another class of such Portfolio is required in accordance with Rule 18f-3 under the 1940 Act, in which case the approval of a majority (as defined in the 1940 Act) of the outstanding voting securities of such class shall also be required. No material amendment to this Plan shall be made unless approved in the manner provided in paragraph
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2 hereof.

     7. While this Plan is in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

     8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     9. In the case of a Portfolio that offers more than one class of Shares, this Plan only relates to the Cash Management Shares of such Portfolio and the fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Portfolio attributable to Class Management Shares. The obligations of the Trust and the Portfolio hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property allocable to Class Management Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

     IN WITNESS WHEREOF, the Trust, on behalf of the Cash Management Class of each Portfolio, has executed this Service Plan as of the day and year first written above.


                                        GOLDMAN SACHS TRUST
                                        (on behalf of the Cash Management
                                        Class of each Portfolio)



                                        By
                                          ----------------------------
                                           Douglas C. Grip
                                           President of the Trust